Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
NexMed, Inc.:

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-91957, 333-46976, 333-96813, 333-105509, 333-107137, 333-111894, 333-117717, 333-122114, 333-125565, 333-132611 and 333-140110) and on Form S-8 (No. 333-93435 and No. 333-138598) of our report dated March 21, 2007, with respect to the consolidated financial statements and schedule of NexMed, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Amper, Politziner & Mattia, P.C.

Date: March 21, 2007
Edison, New Jersey